Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) entered into as of May 21, 2009 (the “Effective Date”), is by and between Pro-Pharmaceuticals (“Pro-Pharmaceuticals”) or (“Company”), a Nevada corporation with a principal place of business at 7 Wells Avenue, Suite 34, Newton, Massachusetts, 02459 and Theodore D. Zucconi, Ph.D. (“Zucconi” or “Executive”), having a residence at 3006 E. Dry Creek Road, Phoenix, Arizona, 85048.

A. Pro-Pharmaceuticals is engaged in the business of biotechnology drug development

B. Pro-Pharmaceuticals desires to have the services of Zucconi.

C. Zucconi is willing to be employed by Pro-Pharmaceuticals.

Therefore, the parties agree as follows:

1. EMPLOYMENT. Zucconi agrees to be employed by Pro-Pharmaceuticals as Chief Executive Officer (“CEO”) and President and, when and as elected by Company security holders entitled to vote thereon, to serve as a member of the Board of Directors (the “Board”). Zucconi will provide to Pro-Pharmaceuticals the following services: the duties of the CEO, including overall responsibility of managing the company, all operational and strategic matters, subject to general oversight of the Board; the general duties of a President, including but not limited to: hiring and dismissal of executives, salary and compensation for all executives and consultants; approval of all finance, licensing, partnerships, and other corporate activities such as press releases, mergers, acquisitions and/or divestitures. Zucconi will also perform (i) such other duties as are customarily performed by a CEO/President in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Zucconi from time to time by the Board.

Zucconi will provide Pro-Pharmaceuticals with all information, suggestions, and recommendations regarding Pro-Pharmaceuticals’ business, of which Zucconi has knowledge that will be of benefit to Pro-Pharmaceuticals.

2. BEST EFFORTS OF EXECUTIVE. Zucconi agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Pro-Pharmaceuticals. Such duties shall be provided primarily at the principal offices of the Company in Newton, Massachusetts, and at such other place(s) as the needs, business, or opportunities of Pro-Pharmaceuticals may require from time to time. Zucconi shall observe all Company rules and policies, including such policies as amended from time to time. He will devote a majority of his business time to the work of the Company but may serve on one outside charitable Board and two outside for-profit Boards approved in advance by the Board of Pro-Pharmaceuticals.

3. COMPENSATION OF EXECUTIVE.

(a) As compensation for the services under this Agreement, Pro-Pharmaceuticals will pay Zucconi an annual salary of $260,000, retroactive to February 12, 2009, payable in accordance with Pro-Pharmaceuticals’ usual payroll procedures. Zucconi’s salary will be adjusted proportionately to the adjustments for other executives. All temporary reductions to employee salary to conserve cash will be made up when possible by mutual agreement, and such reductions in connection with 2009 compensation shall be paid no later than the first calendar quarter of 2010.

(b). Zucconi shall be entitled to the following additional benefits:

(i)	Use of a Company apartment within reasonable commuting distance of the Company’s principal offices, maintained by Zucconi, which will also be available for the use of visiting Board members; and up to $20,000 per year additional temporary living costs;

(ii) Fourteen (14) round trip single passenger airline tickets (by coach) per year between Massachusetts and Phoenix, Arizona which may be used by either Zucconi or a family member;

(iii) As incentives to enter into and undertake employment pursuant to this Agreement, and to meet certain Company milestones, Zucconi shall be granted stock options exercisable for seven years to purchase an aggregate of up to 2,000,000 shares of Pro-Pharmaceuticals common, as follows: (i) 400,000 as of the Effective Date, (ii) 150,000 with a vesting date of December 31, 2009; (iii) 200,000 with a vesting date of December 31, 2010; and upon achieving the following milestones:

a. 100,000 after the Effective Date of an investigational new drug application by the U.S. Food and Drug Administration (“FDA”), e.g., for fibrosis or anti-hypoxia, filed by the Company, a partner, an agent or subsidiary;

b. 300,000 for any FDA approval of marketing and sales of DAVANAT;

c. 100,000 for each of first three agreements to sell/distribute a product;

d. 150,000 for the initiation of sales of DAVANAT anywhere in the world;

e. 150,000 for the initiation of sales of DAVANAT specifically in the United States; and

f. 250,000 following the first fiscal quarter in which the Company achieves profitability.

The options at each grant (i) at Zucconi’s election may be incentive stock options, as defined in the Internal Revenue Code of 1986, or non-qualified stock options, or a combination of both; and (ii) shall contain a “cashless” exercise feature. All options will be priced on date of approval of this agreement and shall vest as indicated.

(iv)	A bonus of $100,000 payable as follows; $20,000 when an additional $1 million is raised and $40,000 when each additional million is received until the total is paid. In return Zucconi will waive all compensation owed from Zucconi’s previous contract. Zucconi will receive a cash bonus equivalent to 2% of financing introduced from sources identified by Zucconi and not from sources, or their successors, previously identified by Pro-Pharmaceuticals or 10X Capital Management. This shall be payable within twenty (20) business days of receipt by Pro-Pharmaceuticals of the funds.

(v)	Pro-Pharmaceuticals shall pay a cash bonus to Zucconi in the event a partnership or joint venture is formed to sell or distribute a Pro-Pharmaceuticals drug or reached with another company with upfront fees and milestone payments. The amount of the cash bonus payable to Zucconi shall equal 1% of the upfront fees and milestone payments which shall be payable within twenty (20) business days of receipt by Pro-Pharmaceuticals of the upfront fees and milestone payments;

(vi.)	The stock options granted to Zucconi herein shall (a) be fully vested per the schedule (b) expire on the seventh anniversary of the date of grant, and (c) be exercisable during the 7-year term whether or not Zucconi is then employed by Pro-Pharmaceuticals or this agreement has terminated. Zucconi may elect to take stock instead of options. All options will fully vest in the event of Zucconi’s death.

(vii.)	An automobile allowance of $500 per month;

(ix)	A bonus based on annual goals set by the Board of Directors, in an amount to be determined by the compensation committee.

4. PERSONAL TIME OFF. Zucconi shall be entitled to four (4) weeks of paid Personal Time Off (PTO). Such PTO must be taken at a time mutually convenient to Pro-Pharmaceuticals and Zucconi. Accrued vacation will be paid in accordance with MA state law and Pro-Pharmaceuticals customary procedures. Up to three weeks can be carried over to the following year. Unpaid time off will be by mutual agreement.

5. BENEFITS. Zucconi will be entitled (i) to insurance and other benefits commensurate with Zucconi’s position and in accordance with the Company’s standard Executive benefits policies as in effect from time to time; (ii) to participate in the Company’s 401(k) plan with an employer match percentage as in effect from time to time; (iii) customary Massachusetts holidays; and (iv) Medical insurance through the company or reimbursement for premiums paid by Zucconi. If Zucconi performs his duties and completes the term of this contract he will be eligible for health benefits for himself and his spouse until their death; however, this provision shall take effect only upon written certification by the Board of Directors that the Company’s financial condition can support such expense. Should the Board vote not to certify this financial condition at its last meeting prior to Zucconi’s cessation of employment, the Board shall revisit the issue at each and every subsequent meeting thereafter until it does make such certification. Upon reaching eligibility Zucconi will apply for Medicare insurance and the insurance from the Company will be secondary.

The Company shall maintain insurance with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance; Zucconi shall be covered by such insurance to the same extent as other senior executives and directors of the Company. Zucconi shall be indemnified against any liability the company incurred before the initiation of this contract.

6. EXPENSE REIMBURSEMENT. Pro-Pharmaceuticals will reimburse Zucconi for expenses incurred by Zucconi to conduct company business. This will be in accordance with Pro-Pharmaceuticals policies in effect. Zucconi will be reimbursed for expense accounts and rent held to conserve cash from 2008 and 2009.

7. TERM/TERMINATION. Zucconi’s employment under this Agreement shall be in effect until May 31, 2011. This Agreement may be amended or superseded by written agreement of both of the parties hereto. Upon termination of this Agreement, payments under this paragraph shall cease, provided, however, that Zucconi shall be entitled to deferred payments, if any, for the contract and performance bonuses that occurred during employment and for which Zucconi has not yet been paid, unless Zucconi is in violation of this Agreement. The compensation paid under this Agreement shall be Zucconi’s exclusive remedy.

(a) In the event the employment of Zucconi is terminated by the Company “without cause” Zucconi shall be entitled to severance as follows:

(i) Full compensation and benefits of this contract;

(ii) Zucconi shall be reimbursed for all expenses pursuant to Section 6 incurred through the date of employment termination and two months thereafter;

(b) Death. If Zucconi’s employment is terminated by reason of his death, the Executive’s estate shall be entitled to prompt payment for the Base Salary pro-rated through the event of death and a pro-rated bonus payment. Zucconi’s spouse will be paid 50% of the salary for a period of eighteen months after the event of death, and the Executive’s spouse and eligible dependents shall be eligible for benefits to which Zucconi and his spouse were eligible. Nevertheless, this provision shall take effect only upon written certification by the Board of Directors that the Company’s financial condition can support such expense. Should the Board vote not to certify this financial condition at its last meeting prior to Zucconi’s cessation of employment, the Board shall revisit the issue at each and every subsequent meeting thereafter until it does make such certification.

(c) Disability. If, as a result of Zucconi incapacity due to physical or mental illness as determined by a physician selected by Zucconi, and reasonably acceptable to the Board, Zucconi shall have been substantially unable to perform his duties hereunder for 90 days within any 180–day period, the Company shall have the right to terminate Zucconi’s employment hereunder for “disability”. If Executive’s employment is terminated by reason of his disability, Zucconi shall be entitled to prompt payment for the Base Salary pro-rated through the termination date and a pro-rated bonus payment, based on the highest bonus paid to Zucconi in any prior year. The Company shall also provide Zucconi with the excess, if any, of his full Base Salary over the amount of any long-term disability benefits that he receives through the Company plans for a period of two years, payable in accordance with the normal payroll practices of the Company. In addition, for a period of eighteen (18) months after the date of termination, Zucconi and Zucconi’s spouse shall be eligible for continued participation in the benefits to which Zucconi and his eligible spouse and dependents were entitled hereof while Zucconi was employed by the Company. Nevertheless, this provision shall take effect only upon written certification by the Board of Directors that the Company’s financial condition can support such expense. Should the Board vote not to certify this financial condition at its last meeting prior to Zucconi’s cessation of employment, the Board shall revisit the issue at each and every subsequent meeting thereafter until it does make such certification.

(d) For Cause. The Company shall have the right, upon written notice thereof to Zucconi, to terminate Zucconi’s employment hereunder if Zucconi

(i) in the determination of the Board by a vote of two-thirds of its members has engaged in gross negligence or willful gross misconduct in the performance of Zucconi’s duties hereunder and such conduct results in material and quantifiable damage to the Company;

(ii) is convicted of a felony or other violation which in the reasonable judgment of by the Board could materially impair the Company from substantially meeting its business objectives; or

(iii) is found by the primary auditor of the Company or other auditor engaged by the Audit Committee of the Board to have committed any act of fraud, misappropriation of funds or embezzlement with respect to the Company; and

(iv) except as to the matters referred to in clauses (ii) or (iii), within ninety (90) days (the “Cure Period”) after delivery of written notice from the Board stating with specificity the nature of the reason for an anticipated for-cause termination, Zucconi fails to cure, or if the matter is not curable within the Cure Period Zucconi fails, in the judgment of the Board, within the Cure Period to undertake diligently to cure such failure, refusal or negligence. In the event of termination pursuant to this Section, Zucconi shall be entitled to the payments and benefits set forth in Sections 3 and 4 hereof through the end of the Cure Period.

8. Indemnification.

(a) The Company agrees that if Zucconi is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Zucconi’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Zucconi shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of The Commonwealth of Massachusetts, against all cost, expense, liability and loss (including, without limitation, reasonable attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Zucconi in connection therewith, and such indemnification shall continue as to Zucconi even if he has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to his cessation of employment with the Company, and shall inure to the benefit of Zucconi’s heirs, executors and administrators. The Company shall advance to Zucconi all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 business days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Zucconi to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Zucconi under Section 8(a) above that indemnification of Zucconi is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that Zucconi has not met such applicable standard of conduct, shall create a presumption that Zucconi has not met the applicable standard of conduct.

9. CONFLICTING EMPLOYMENT. Zucconi agrees that, during the term of Zucconi’s employment with the Company, Executive will not engage in other employment, occupation, consulting, or other business activity related to any biotech or pharmaceutical company business in which the Company is now involved (i.e., biotechnology drug development).

10. CONFIDENTIALITY. Zucconi recognizes that Pro-Pharmaceuticals has and will have information regarding the following: drug development, FDA trials, and other vital information items (collectively, “Information”), which are valuable, special and unique assets of Pro-Pharmaceuticals. Zucconi will protect the Information and treat it as strictly confidential as acknowledged in the Confidentiality Agreement executed by Zucconi and Pro-Pharmaceuticals, July 11, 2007. The confidentiality provisions of this Agreement shall remain in full force and effect for three (3) years following the conclusion of Zucconi’s employment.

11. COMPLIANCE WITH EMPLOYER’S RULES. Zucconi agrees to comply with all of the rules and regulations of Pro-Pharmaceuticals and as amended from time to time.

12. RETURN OF PROPERTY. Upon termination of this Agreement and at the time of leaving the employ of the Company, Zucconi shall deliver to Pro-Pharmaceuticals (and will not keep in Zucconi’s possession or deliver to anyone else) all devices, records, data, notes, reports, proposals, lists, correspondence, keys, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by Zucconi or supplied to Zucconi by the Company.

13. INVENTIONS.

(a) Inventions Retained and Licensed. Attached hereto, as Exhibit A, is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by Zucconi prior to Executive’s employment or first contact with the Company (collectively referred to as “Prior Inventions”), (A) which belong to Zucconi, (B) which relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, Zucconi represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Zucconi incorporates or embodies into a Company product, service or process a Prior Invention owned by Zucconi or in which Zucconi has an interest, the Company is hereby granted and shall have a nonexclusive, royaltyfree, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

(b) Assignment of Intellectual Property Items. Zucconi agrees that Executive will promptly make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and Zucconi hereby assigns to the Company, or its designee, all of Zucconi’s right, title and interest in and to any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which Zucconi may on or after the Effective Date, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Zucconi is in the employ of the Company (collectively referred to as “Intellectual Property Items”); and Zucconi further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company’s anticipated business as of the end of Zucconi’s employment and which are conceived, developed, or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, Zucconi further acknowledges that all original works of authorship which are made by Zucconi (solely or jointly with others) within the scope of Zucconi’s employment and which are protectable by copyright are works made for hire as that term is defined in the United States Copyright Act.

(c) Maintenance of Records. Zucconi agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by Zucconi (solely or jointly with others) during the term of Zucconi’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(d) Patent and Copyright Registrations. Zucconi agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property Items, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(e) No Use of Name. Zucconi shall not at any time use the Company’s name or any of the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

14. NON-SOLICITATION. Zucconi agrees that Executive shall not during Zucconi’s employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of Zucconi’s employment with the Company for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away Executives of the Company, either for Zucconi’s own business or for any other person or entity, or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, Executive, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person who has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

15. COVENANTS AGAINST COMPETITION.

(a) Definitions. For the purposes of this Section:

(i) “Competing Product” means any product, process, or service of any person or organization other than the Company, in existence or under development (A) which is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, based on any patent or patent application (provisional or otherwise) which is owned by or licensed to the Company, or other intellectual property of the Company about which Zucconi acquires Confidential Information, and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

(ii) “Competing Organization” means any person or organization, including Zucconi, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

(b) Non-Competition. As a material inducement to the Company to employ or continue the employment of Zucconi, and in order to protect the Company’s Confidential Information and good will, Zucconi agrees to the following stipulations:

(i) For a period of twelve (12) months after termination of Zucconi’s employment with the Company or its affiliates for any reason, whether with or without cause, Zucconi will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which Zucconi had any contact as a result of Zucconi’s employment.

(ii) For a period of six (6) months after termination of Zucconi’s employment with the Company for any reason, whether with or without cause, Zucconi will not (A) render services directly or indirectly, as an Executive, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization, other than less than 2% of the equity securities of a Competing Organization which is publicly traded.

(c) Modification of Restrictions. Zucconi agrees that the restrictions set forth in this Section are fair and reasonable and are reasonably required for the protection of the interests of the Company. However, should an arbitrator or court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then Zucconi agrees that this Section shall be construed in such a manner as to impose on Zucconi such restrictions as may then be reasonable and sufficient to assure Company of the intended benefits of this Section.

16. PUBLICATIONS. Zucconi agrees that Executive will in advance of publication provide the Company with copies of all writings and materials which Executive proposes to publish during the term of Zucconi’s employment and for two years thereafter. Zucconi also agrees that Executive will, at the Company’s request, cause to be deleted from such writings and materials any information disclosing Confidential Information. The Company’s good faith judgment in these matters will be final. At the Company’s sole discretion, Zucconi will also, at the Company’s request, cause to be deleted any reference whatsoever to the Company from such writings and materials.

17. EQUITABLE REMEDIES. Zucconi agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in herein. Accordingly, at the sole discretion of the Company, Zucconi agrees that if Executive breaches any of such Sections, the Company will have, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement and, if it prevails in such a proceeding, the right to recover from Zucconi the costs and expenses thereof, including reasonable attorneys’ fees.

18. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. Zucconi represents and warrants as follows: (i) that Zucconi has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Zucconi’s undertaking a relationship with the Company; and (ii) that Executive has not entered into, nor will Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

19. MISCELLANEOUS.

(a) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

(b) No Waiver. The failure of either party to insist on strict compliance with the terms of this agreement in any instance or instances will not be deemed a waiver of any such term of this Agreement or of that party’s right to require strict compliance with the terms of this Agreement in any other instance.

(c) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of Zucconi, Zucconi’s heirs, executors and estate. Zucconi may not assign Zucconi’s obligations under this Agreement. The Company may not assign its obligations under this Agreement, except with the prior written consent of Zucconi.

(d) Notices. Any notices or other communications provided for hereunder may be made by fax, first class mail or express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established for notices, and any notices or other communications sent by first class mail shall be considered to have been made when posted. The parties fax numbers are as follows: Company—(617) 928-3450; Executive – 480-706-3701. Either party may change such addresses from time to time by providing written notice in the manner set forth above.

(e) Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

(f) Captions; Gender Captions of Sections herein are for convenience only and are not intended to cover all matters therein. Any pronoun or other gender-linked term shall in each case refer, as applicable, to the masculine, feminine or neuter. Any defined term shall include it singular or plural form or other part of speech.

(g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts without giving effect to its principles on conflict of laws.

EMPLOYER: PRO-PHARMACEUTICALS, INC.

By:		Date:
James Czirr Chairman of the Board

AGREED TO AND ACCEPTED EXECUTIVE:

By:		Date:
Theodore D. Zucconi, Ph.D.

Exhibit A

List of Prior Inventions

and Original Works of Authorship

Title	Date	Identifying Number or Brief Description